MATZEL & MUMFORD AT STAATS FARM, L.L.C.

                              FINANCIAL STATEMENTS

                          FOR THE PERIOD MARCH 7, 1995
                                 (INCEPTION) TO
                                DECEMBER 31, 1995




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                     MATZEL & MUMFORD AT STAATS FARM, L.L.C.

                          INDEX TO FINANCIAL STATEMENTS









                                                            PAGE


Report of Independent Certified Public Accountants........... 1

Balance Sheet as of December 31, 1995........................ 2

Statement of Income and Members' Capital for the Period
March 7, 1995 (Inception) to December 31, 1995 3

Statement of Cash Flows for the Period March 7, 1995
 (Inception) to December 31, 1995............................ 4

Notes to Financial Statements................................ 5 - 9






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               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Members
Matzel & Mumford at Staats Farm, L.L.C.
Hazlet, New Jersey


We have audited the accompanying balance sheet of Matzel & Mumford at Staats Farm, L.L.C. as of December 31, 1995, and the related statements of income and members' capital and cash flows for the period March 7, 1995 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Matzel & Mumford at Staats Farm, L.L.C. as of December 31, 1995, and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles.









                          MINTZ ROSENFELD & COMPANY LLC
                          Certified Public Accountants


February 28, 1996



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                     MATZEL & MUMFORD AT STAATS FARM, L.L.C.

                                  BALANCE SHEET

                                DECEMBER 31, 1995




                                     ASSETS





Cash and equivalents                                                   $ 366,031
Performance bonds                                                        156,710
Inventories                                                            6,464,163
Due from affiliate                                                         1,065
Other receivable                                                           1,391
                                                                      ----------
TOTAL ASSETS                                                          $6,989,360
                                                                      ==========



                        LIABILITIES AND MEMBERS' CAPITAL





Mortgage payable                                                      $4,877,552
Developer note payable                                                 1,000,000
Accounts payable                                                         660,283
Accrued interest payable                                                  74,887
Customer deposits                                                         28,073
                                                                       ---------


TOTAL LIABILITIES                                                      6,640,795

MEMBERS' CAPITAL                                                         348,565
                                                                       ---------

TOTAL LIABILITIES AND MEMBERS' CAPITAL                                $6,989,360
                                                                      ==========




See accompanying notes and accountants' report.





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                     MATZEL & MUMFORD AT STAATS FARM, L.L.C.

                    STATEMENT OF INCOME AND MEMBERS' CAPITAL

          FOR THE PERIOD MARCH 7, 1995 (INCEPTION) TO DECEMBER 31, 1995









SALES                                                                $2,087,006

COST OF SALES                                                         1,819,531
                                                                      ----------

GROSS PROFIT                                                            267,475

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                            309,273
                                                                      ----------

LOSS FROM OPERATIONS                                                    (41,798)

INTEREST INCOME                                                           4,363
                                                                      ----------

NET LOSS                                                                (37,435)

MEMBERS' CAPITAL, Beginning of period                                         0

CAPITAL DISTRIBUTIONS                                                   (90,000)

CAPITAL CONTRIBUTIONS                                                   476,000
                                                                      ----------

MEMBERS' CAPITAL, End of period                                       $ 348,565
                                                                      ==========





See accompanying notes and accountants' report.






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                     MATZEL & MUMFORD AT STAATS FARM, L.L.C.

                             STATEMENT OF CASH FLOWS

          FOR THE PERIOD MARCH 7, 1995 (INCEPTION) TO DECEMBER 31, 1995







CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                          $   (37,435)
  Adjustments to reconcile net loss to
   net cash used in operating activities
     Increase in performance bonds                                     (156,710)
     Increase in inventories                                         (6,464,163)
     Increase in other receivable                                        (1,391)
     Increase in accounts payable                                       660,283
     Increase in customer deposits                                       28,073
     Increase in accrued expenses                                        74,887
                                                                    ------------

NET CASH USED IN OPERATING ACTIVITIES                                (5,896,456)
                                                                    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Payments to affiliate                                                  (1,065)
                                                                    ------------

NET CASH USED IN INVESTING ACTIVITIES                                    (1,065)
                                                                    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from notes payable                                         4,877,552
  Proceeds from affiliates                                            1,000,000
  Member capital contributions                                          476,000
  Member capital distributions                                          (90,000)
                                                                    ------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                             6,263,552
                                                                    ------------

INCREASE IN CASH                                                        366,031

CASH, Beginning of period                                                     0
                                                                    ------------


CASH, End of period                                                 $   366,031
                                                                    ============




See accompanying notes and accountants' report.





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                     MATZEL & MUMFORD AT STAATS FARM, L.L.C.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995




NOTE 1 -  SUMMARY OF ACCOUNTING POLICIES

          NATURE OF BUSINESS AND ORGANIZATION Matzel & Mumford at Staats Farm, L.L.C. is a New Jersey limited liability company formed for the purpose of purchasing land in Branchburg, New Jersey, and of developing and constructing 51 single-family homes on that land.

          REVENUE RECOGNITION

          Revenues arising from home sales are recognized under the full accrual method. Under this method, income is recognized when all terms relating to the sale of a unit are complete, consideration is exchanged, and title is conveyed to the buyer.

          INVENTORIES

          Inventories are stated at the lower of cost or estimated net realizable value, which is determined by reducing the anticipated net sales proceeds by the estimated costs necessary to complete or improve the property to the condition used in arriving at the anticipated selling price.

          Inventory costs are comprised of direct unit and allocated costs. Development costs are capitalized until the property is complete and title has been conveyed to the buyer. Development costs generally include land and improvements, house construction, project overhead, interest and a portion of construction management fees. Interest capitalized is based upon the interest rate on specifically related debt. A portion of the management fees to a related party are paid and capitalized by the Company.

          MEMBERS' CAPITAL

          The two managing members have paid $1,000 in capital contributions. Three special members have contributed a total of $475,000.

          DISTRIBUTIONS

          The Company shall make the following distributions of cash to the
          Members:

           (a) each special member shall be paid a guaranteed payment equal to 8% per annum of their unpaid capital ("Guaranteed Payment"). The Guaranteed Payment initially will accrue through the twenty-fifth day of the sixth full calendar month following the date of the contribution and will be paid on the first business day following such six-month period. Thereafter, the Guaranteed Payment will be paid on a quarterly basis.

                     MATZEL & MUMFORD AT STAATS FARM, L.L.C.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995




NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (Continued)

         DISTRIBUTIONS (Continued)

         (b) each special member shall be paid a distribution (the "Special Distribution") in an amount equal to the product of: (A) the special member's relevant percentage (aggregates .742185% at December 31, 1995) multiplied by (B) the aggregate gross sales proceeds of all housing units actually closed by the Company as of the twenty-fifth (25th) day of the immediately preceding calendar month.

         (c) each special member shall be paid a return distribution ("Return Distribution") representing a return of such special member's capital contribution equal to the product of: (A) such special member's return amount as defined, multiplied by (B) the number of housing units actually closed by the Company as of the twenty-fifth (25th) day of the immediately preceding calendar month; provided, however, that this shall only apply to the sales of the twentieth through fifty-first units actually closed by the Company; (d) all other distributions shall be made to the managing members in proportion to their respective capital contributions.

              The distributions payable to special members are guaranteed personally by the managing members.

              PROFIT AND LOSS ALLOCATIONS

              All items of Profits and Losses shall be allocated to the Members as follows:

              (a) first, net Profits will be allocated to the special members equal to the aggregate total of the Guaranteed Payment and the Special Distribution paid or payable to such special members; and
              (b) second, to the managing members in proportion to their respective capital contributions.

              INCOME TAXES

              The Company is organized and operates as a limited liability corporation which is not subject to Federal or state income taxes. Accordingly, no provision for income taxes has been made. The earnings or losses of the Company are included on each member's tax return, according to the terms of the operating agreement.

                     MATZEL & MUMFORD AT STAATS FARM, L.L.C.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995




NOTE 1 -      SUMMARY OF ACCOUNTING POLICIES (Continued)

              ESTIMATES

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.


NOTE 2 -      INVENTORIES

              Inventories relating to the development of single-family homes consist of the following at December 31, 1995:

                               Land                    $2,829,310
                               Approval costs             267,141
                               Land improvements and
                               construction costs       2,509,063
                               Project overhead            80,388
                               Financing costs            451,678
                               Sales and marketing        326,583
                                                       ----------

                                                       $6,464,163
                                                       ==========

              All expenses incurred for the development of the project are capitalized. Selling expenses which do not benefit future periods, and general and administrative expenses, are treated as period costs and are expensed as incurred. Interest and management fees capitalized during the period March 7, 1995 (inception) to December 31, 1995 are $536,211.


NOTE 3 -      MORTGAGE PAYABLE

              The Company has a mortgage payable to a bank which is payable interest only at prime plus 1 1/2%. The prime rate as of December 31, 1995 was 8 1/2%. Interest payments are payable monthly until October 18, 1996, when the outstanding principal balance is due. The Company can borrow up to $6,450,000, which must be repaid in full with any unpaid interest on October 18, 1996. As of December 31, 1995, the outstanding balance is $4,877,552. The note is secured by the property and is personally guaranteed by the Company's managing members. A total of $63,150 in loan fees related to this loan is included in financing costs. During January and February 1996, the Company received additional advances of approximately $417,500 and repaid loan advances of $801,374.

                     MATZEL & MUMFORD AT STAATS FARM, L.L.C.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995




NOTE 4 -      RELATED PARTY TRANSACTIONS

              Due to/from affiliates consists of net cash advances from affiliated companies of the managing members of the Company. The advances are short term in nature and bear no interest. The amounts are to be repaid as cash flow allows.

              The Company has borrowed from The Matzel & Mumford Organization, Inc. ("MMO"), an affiliate of the managing members, $1,000,000, which is evidenced by a secured developer note. Interest payments are payable monthly at a rate of 18%. Additional interest is charged at a rate equal to 1.5625% of the gross sales price per unit received at closing. The principal balance is payable in installments of $31,250 each. The first installment is due upon the closing of the sale of the 20th unit and thereafter upon the sale of each subsequent unit, until the earlier to occur of December 18, 1997, or the date of the payment in full of the entire balance of principal and interest and other charges due under the note. As of December 31, 1995, six units have been closed and no payments have been made on the note.

              The Company has an agreement with MMO whereby MMO provides construction management services at a fee of 5% of the gross selling price of each house. MMO is entitled to draws of $50,000 per month for the first six months for a total of $300,000 and the balance at the rate of no more than $12,000 at the time of the closing of the sale of each home, for an aggregate total of $912,000. The management fee payable shall be proportionally reduced if the sales prices of the homes are reduced or proportionally increased if the sales prices are increased. During 1995, the Company incurred $360,000 in management fees of which $131,712 has been capitalized in inventories at December 31, 1995. In addition, certain construction costs totalling $260,272 were charged by MMO to the Company.


NOTE 5 -      COMMITMENT

              (a)    Performance Bonds

                     At December 31, 1995, the Company is contingently liable for performance bonds totalling $1,410,388.

              (b)    Sales Contracts Backlog

                     As of December 31, 1995, the Company has sales contracts for ten (10) homes with an approximate average sales price of $358,000.

                     MATZEL & MUMFORD AT STAATS FARM, L.L.C.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995




NOTE 6 -      SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

              Cash paid from March 7, 1995 (inception) to December 31, 1995 for:

               Interest                                     $351,854